Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis—June 2008

	Series	1998-6
	Deal Size	$964MM
	Expected Maturity	8/18/2008
Yield		15.27%
Less:	Coupon	2.99%
	Servicing Fee	1.50%
	Net Credit Losses	4.88%
	Excess Spread:
	June-08	5.90%
	May-08	6.75%
	April-08	5.73%
	Three Month Average Excess Spread	6.13%
	Delinquency:
	30 to 59 Days	0.86%
	60 to 89 Days	0.62%
	90+ Days	1.54%
	Total	3.02%
	Principal Payment Rate	18.29%